Earnings News
354 Industry Drive, Auburn, Alabama 36830 Tel: (334) 502-9001 • Fax (334) 502-3008 www.arotech.com

FOR IMMEDIATE RELEASE

AROTECH CORPORATION POSTS RECORD RESULTS FOR THE FOURTH QUARTER AND FULL YEAR, 2004
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2004 revenues reach $50 million - close to triple year ago

Adjusted EBITDA for full year reaches $1.8 million

Company continues to generate positive cash flow from operations in the fourth quarter

Auburn, Alabama, March 31, 2005 – Arotech Corporation (NasdaqNM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported record results for the quarter and full year ending December 31, 2004.

Revenues for the fourth quarter reached $16.6 million, an increase of more than 304% over the corresponding period in 2003, and 2% more than the previous quarter. For the full year of 2004, revenues increased to $50 million, 188% more than last year.

Adjusted EBITDA for the fourth quarter was $1.4 million, compared to a negative adjusted EBITDA of ($1.1) million for the corresponding period in 2003. For the full year of 2004, adjusted EBITDA was $1.8 million compared to negative adjusted EBITDA of $(2.2) million for 2003. Arotech believes that information concerning EBITDA enhances overall understanding of its current financial performance. Arotech computes EBIDTA, which is a non-GAAP financial measure, as reflected in the table below.

Net loss for the fourth quarter from continuing operations was $3.3 million, or $0.04 per share, compared to a net loss of $5.5 million, or $0.13 per share, in the corresponding period last year. For the full year, net loss from continuing operations before deemed dividend to certain stockholders was $9.0 million, or $0.13 per share, compared to a net loss of $9.3 million, or $0.24 per share in 2003.

“2004 was a very productive and successful year for us, in which we transformed the Company into a major vendor in the security and defense sector. We accomplished the goals that we set out for ourselves at the beginning of the year, becoming cash flow positive and growing both organically and through strategic acquisitions,” said Robert S. Ehrlich, Chairman and CEO of Arotech.

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“We finished the year with new record-high revenues and EBITDA profitability. The subsidiaries that we acquired in 2004 are now fully integrated into the Company and we have begun to benefit from the synergies of our entire portfolio of companies. Focused on three key product areas - simulation and security, armor, and battery and power systems - in which we have vast experience and expertise, we are well-positioned to continue to increase our market share in the rapidly growing defense and security sector,” continued Ehrlich.

“In 2005, in addition to growing the Company internally, we will continue to focus on growth opportunities through strategic acquisitions that will significantly contribute to our operating results.

“I am proud of our achievements in 2004 and look forward to another year of substantial growth in 2005,” concluded Ehrlich.

Guidance for 2005

For the full year 2005, Arotech expects revenues from existing operations to increase by at least 25% compared to the previous year. Adjusted EBITDA from existing operations is projected to triple in 2005, compared to 2004.

For the first quarter 2005, revenues are expected to increase by approximately 40% compared to the first quarter of 2004. While strong EBITDA growth is expected for the full year, the first quarter is normally a seasonally weaker quarter and therefore, adjusted EBITDA is expected to be less than breakeven for the first quarter of 2005.

Conference Call

Arotech Corporation will hold a conference call to discuss its fourth quarter and full year 2004 results, today, Thursday, March 31, 2005, at 10:00 a.m. EST. Those wishing to take part in the conference call should call 1-800-289-0518 (US) or +1-913-981-5532 (international) a few minutes before the 10:00 a.m. EST start time. In addition, a replay option will be available Thursday, March 31, 2005 at 1:00 p.m. EST until Wednesday, April 6, 2005 at 11:59 p.m. EST. The replay telephone number is 1-888-203-1112 (US); +1-719-457-0820 (international). The replay passcode is: 6564193.

Results for the Full Year

Revenues for the full year ended December 31, 2004 increased to $50.0 million as compared with $17.3 million for 2003. This increase is largely attributed to strong sales in the Company’s Armored Vehicle Division, as well as the addition of the results of the Company’s new acquisitions in 2004.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), adjusted to eliminate certain non-cash charges described below and in the table below, for the full year 2004 increased to adjusted EBITDA of $1.8 million as compared with a negative adjusted EBITDA of $(2.2) million for 2003. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

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Net loss from continuing operations before deemed dividend to certain shareholders for the full year, 2004, was $9.0 million as compared with $9.3 million for the full year, 2003.

Basic and diluted net loss per share before deemed dividend to certain stockholders for the full year, 2004 was $0.13 as compared with $0.24 for the full year, 2003.

Results for the Fourth Quarter

Revenues for the quarter ended December 31, 2004 increased to $16.6 million as compared with $4.1 million for the corresponding period of 2003. This increase is largely attributed to strong sales in the Company’s Armored Vehicle Division, as well as the addition of the results of the Company’s new acquisitions in 2004.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), adjusted to eliminate certain non-cash charges described below and in the table below, for the quarter ended December 31, 2004 increased to $1.4 million as compared with a negative adjusted EBITDA of ($1.1) million for the corresponding period of 2003. Arotech believes that information concerning adjusted EBITDA enhances overall understanding of its current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Arotech computes adjusted EBITDA, which is a non-GAAP financial measure, as reflected in the table below.

Net loss from continuing operations the quarter ended December 31, 2004 was $3.3 million as compared with a net loss of $5.5 million for the corresponding quarter of 2003.

Basic and diluted net earnings (loss) per share for the quarter ended December 31, 2004 was a net loss per share of $0.04 as compared with net loss per share of $0.13 for the corresponding period of 2003.

Cash Position at Year End

Cash-on-hand and cash equivalents, restricted collateral deposits and other restricted cash, and available-for-sale marketable securities at the end of the year stood at $6.7 million in cash, $7.0 million in restricted collateral securities and cash deposits due within one year (reserved for payment in connection with the earnout contracted in Arotech’s acquisition of FAAC) , $4.0 million in long-term restricted securities and deposits, and $136,000 in available-for-sale marketable securities, as compared with $13.7 million in cash and $706,000 in restricted cash deposits due within one year at the end of 2003.

Stockholders’ equity at the end of the quarter was approximately $65 million.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Security and Battery and Power Systems.

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Arotech is incorporated in Delaware, with corporate offices in Auburn, Alabama, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

COMPANY CONTACT:
Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com

Alabama Office: 1-334-502-9001

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year ended December 31,		Three months ended December 31,
	2004	2003*	2004	2003*
Revenues	$49,953,846	$17,326,641	$16,570,823	$4,094,155
Cost of revenues	34,011,094	11,087,840	11,330,173	2,722,628
Gross profit	15,942,752	6,238,801	5,240,650	1,371,527
Research and development	1,731,379	1,053,408	428,605	290,779
Selling and marketing expenses	4,922,217	3,532,636	1,487,034	1,137,446
General and administrative expenses	10,656,866	5,857,876	3,084,941	2,401,590
Amortization of intangible assets and impairment loss	2,814,835	864,910	1,083,410	137,783
Total operating costs and expenses	20,125,297	11,308,830	6,083,990	3,967,598
Operating loss	(4,182,545)	(5,070,029)	(843,340)	(2,596,071)
Financial expenses, net	(4,228,965)	(4,038,709)	(2,102,889)	(2,825,127)
Loss before minorities interests in loss (earnings) of subsidiaries and tax expenses	(8,411,510)	(9,108,738)	(2,946,229)	(5,421,198)
Income taxes	(586,109)	(396,193)	(299,584)	(88,057)
Minorities interests in loss (earnings) of subsidiaries	(44,694)	156,900	(9,333)	22,088
Loss from continuing operations	$(9,042,313)	$(9,348,031)	$(3,255,146)	$(5,487,167)
Income from discontinued operations	—	110,410	—	29,529
Net loss	$(9,042,313)	$(9,237,621)	$(3,255,146)	$(5,457,638)
Deemed dividend to certain stockholders	$(3,328,952)	$(350,000)	$—	$(82,974)
Net loss attributable to common stockholders	$(12,371,265)	$(9,587,621)	$(3,255,146)	$(5,540,612)
Basic and diluted net loss per share from continuing operations	$(0.13)	$(0.24)	$(0.04)	$(0.13)
Basic and diluted net earnings (loss) per share from discontinued operations	$0.00	$0.00	$0.00	$0.00
Combined basic and diluted net loss per share	$(0.18)	$(0.25)	$(0.04)	$(0.13)
Weighted average number of shares outstanding	69,933,057	38,890,174	79,075,181	43,604,830

*Restated.

Reconciliation of Non-GAAP Financial Measure

To supplement Arotech’s consolidated financial statements presented in accordance with GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), as adjusted to eliminate certain non-cash charges (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance and its progress towards cash-flow break even and toward GAAP profitability. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

ADJUSTED EBITDA
	Year ended December 31,		Three months ended December 31,
	2004	2003*	2004	2003*
Net loss from continuing operations (GAAP measure)	$(9,042,313)	$(9,348,031)	$(3,255,146)	$(5,487,167)
Add back:
Interest expense (income), net (after deduction of minority interest)	4,226,312	4,039,950	2,101,076	2,833,675
Taxes (after deduction of minority interest)	555,507	240,039	268,982	73,864
Depreciation of fixed assets	1,199,465	730,159	364,828	201,004
Amortization of inventory adjustment to market values with the acquisition of one of our subsidiaries	920,544	—	334,219	—
Amortization of intangible assets and capitalized research and development expenses	2,888,226	879,312	1,156,801	146,948
EBITDA (non-GAAP measure)	$747,741	$(3,458,571)	$970,760	$(2,231,676)
Add back certain non-cash charges:
Expenses attributed on issuance of shares to consultants and as a donation	89,078	333,627	51,878	179,296
Expenses attributed on issuance of warrants and options to employees, directors and consultants	662,392	276,045	194,398	246,286
Expenses attributed on issuance of shares to employees	212,424	—	103,770	—
Markdown of loans to shareholders	45,253	—	39,656	—
Non-cash portion of settlement agreement	—	688,642	—	688,642
ADJUSTED EBITDA (non-GAAP measure)	$1,756,888	$(2,160,257)	$1,360,462	$(1,117,452)

*Restated.

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